                                                                   Exhibit 10.18

                        MANUFACTURE AND SUPPLY AGREEMENT

         THIS MANUFACTURE AND SUPPLY AGREEMENT is made as of August 4, 2000 (the "Effective Date,"), by and between Opticon Medical Inc. ("Company"), a Delaware corporation having its principal place of business at 7001 Post Road, Suite 100, Dublin, OH 43016, and Medical Elastomer Development, Inc. ("Supplier"), an Ohio corporation having its principal place of business at 1700 Highland Road, P.O. Box 1030, Twinsburg, Ohio 44087-9030.

                                    RECITALS

         A. The Company has developed and continues to develop certain proprietary urological and urinary incontinence devices more particularly described herein. Such devices are the subject of issued and pending U.S. and foreign patents owned by the Company.

         B. Supplier has certain proprietary processes and expertise relating to the manufacture of medical component parts.

         C. Supplier is willing to manufacture and supply to Company, and Company is willing to purchase from Supplier, component parts of such urological and urinary incontinence devices, all on the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto have agreed as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used herein, the following terms shall have the meanings set forth below:

         1.1 "Affiliate" shall mean any entity controlling, controlled by or under common control with a party hereto. For purposes hereof, "control" shall mean ownership, directly or indirectly, of more than fifty percent (50%) of the securities having the right to vote for election of directors, in the case of a corporation, and more than fifty percent (50%) of the beneficial interest in the capital, in the case of a business entity other than a corporation.

         1.2 "Agreement" shall mean this Manufacture and Supply Agreement, as amended from time to time.

         1.3 "Confidential Information" shall mean all proprietary information of a party, regardless of whether disclosed prior or subsequent to the Effective Date, including without limitation any know-how, specifications, diagrams, information, data, materials, prototypes or models relating to any of the markets, customers, suppliers, inventions, products, procedures, designs, research and development, business plans, financial projections, organizations, employees or consultants or any other similar aspects of the present or future business of either party, the secrecy of which confers a competitive advantage upon that party. The Confidential

Information of Company shall include, without limitation, the Specifications. The Confidential Information of Supplier shall include, without limitation, the Manufacturing Processes (hereinafter defined) used in the manufacture of the Products.

         1.4 "FDA" shall mean the United States Food and Drug Administration.

         1.5 "Force Majeure" shall mean an event or condition as described in this Section 1.5, not existing as of the date of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either party, which prevents in whole or in material part the performance by one of the parties of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable. Force Majeure events or conditions include, without limitation: governmental action, riots, disturbance, war, strikes, lockouts, slowdowns, prolonged shortage of energy supplies, shortages of materials not reasonably within Supplier's control, epidemics, and natural or physical disasters such as fire, flood, hurricane, typhoon, earthquake, lightning and explosion.

         1.6 "Good Manufacturing Practices" ("GMP") shall mean those practices in the manufacture of medical devices which are recognized as good manufacturing practices within the United States pursuant to FDA guidelines and international standards pursuant to ISO 9000 guidelines and other administrative interpretations and rulings in connection therewith.

         1.7 "Manufacturing Processes" shall mean the processes used in the manufacture of the medical component parts including, without limitation, molding processes, injection size, shot size, temperature, injection pressure, injection speed, cure time, molding time, demolding process, closure rate, vacuum pressure, clamping pressure, injection delays, equipment make and size.

         1.8 "Products" shall mean the medical device component parts listed on Exhibit A and any modifications thereof The parties may amend Exhibit A to include additional kinds or types of medical device component parts upon mutual agreement as to specifications, prices and other terms of manufacture and supply.

         1.9 "Specifications" shall mean those dimensional and material specifications for the Products as are provided by Company to Supplier from time to time.

                                    ARTICLE 2
                 DEVELOPMENT, MANUFACTURE AND SUPPLY OF PRODUCTS

         2.1 MANUFACTURE AND SUPPLY OF PRODUCTS. Subject to the terms and conditions set forth in this Agreement, Supplier shall manufacture and sell to the Company Products ordered by the Company according to the Specifications. The Products manufactured by Supplier are component parts of medical devices. The assembly of the Products into medical devices will not be performed by Supplier and Supplier has no responsibility or liability for such assembly. All manufacturing of Products. shall be made at facilities owned or operated by Supplier, and Supplier shall not subcontract any part thereof to any third party. All Products manufactured hereunder shall meet the Specifications and shall be manufactured in accordance with Good

Manufacturing Practices. All Products shall be labeled and packaged in accordance with Company's reasonable written instructions therefor. During the term of this Agreement, the Company agrees to (**REDACTED**) purchase of Products under this Agreement (**REDACTED**) for sale to end users and/or others (except for design testing), either directly or indirectly through wholesalers, distributors, or health care providers, worldwide.

         2.2 MATERIALS AND PROCESS CHANGES. All materials and processes used by Supplier shall be approved by Company. The Company shall base its approval or disapproval of any manufacturing process proposed by Supplier upon the Company's examination of samples of Products resulting from such manufacturing process. The Company acknowledges and agrees that the Manufacturing Processes for the Products are the intellectual property of Supplier exclusively, and that the Company and/or its Affiliates have no rights in the Manufacturing Processes and are granted no rights in the Manufacturing Processes by this Agreement or otherwise. Notwithstanding any other provision of this Agreement, Supplier shall under no circumstances be required to disclose, transfer or assign the Manufacturing Processes for the Products to the Company or to any other person or entity, except that Supplier shall make such disclosures to governmental authorities as required by such governmental authorities in the course of any FDA or other governmental regulatory inspections, and Supplier shall be required to disclose the Manufacturing Processes in regard to the Products to a third party manufacturer in the event that Supplier is unable to manufacture Products because of a force majeure event. In the case of such a force majeure event, the disclosure by Supplier of the Manufacturing Processes to the third party manufacturer shall be contingent upon such third party manufacturer having first entered into an agreement, upon terms deemed acceptable by Supplier, which terms shall include, without limitation, such third party manufacturer's agreement not to disclose the Manufacturing Processes to any other person or entity, including, without limitation, the Company, except for disclosures to governmental authorities required by such governmental authorities in the course of an FDA inspection. After approval, any changes in materials or Manufacturing Processes for a Product, and any engineering or other charges or price increases, shall be subject to the prior written approval of the Company, except as otherwise provided in this Agreement. Any agreed engineering and other charges for changes in Manufacturing Processes shall be separately negotiated and invoiced to the Company. Any changes to the Manufacturing Processes shall (**REDACTED**) comply with the FDA's Quality System Regulation design review requirements.

         2.3 PURCHASE OF PRODUCTS. Subject to the terms and conditions set forth in this Agreement, the Company shall, from time to time during the term of this Agreement, purchase from Supplier (**REDACTED**) Products as provided in this Agreement.

         2.4 FORECASTS. The Company shall provide Supplier with a twelve (12) month forecast indicating the Company's anticipated purchases of Products during each month of such period. The first twelve month forecast shall be delivered within sixty (60) days following execution of this Agreement. During the term of this Agreement, such forecasts shall be updated by the Company on a quarterly basis, which updated forecasts must be sent by the Company no later than thirty
(30) days prior to the first day of each succeeding quarter. Such forecasts shall be on-binding and shall not be deemed to be orders for Products or to create any minimum purchase obligation on the part of Company. Supplier and the Company shall meet annually to review the annual forecast and forecast process hereunder.

         2.5 PURCHASE ORDERS. The Company shall, from time to time, submit written purchase orders for the purchase of its requirements for the Products, which shall set forth the quantities ordered, the requested delivery dates, shipping instructions and shipping addresses. The Company shall be entitled to use its standard form of purchase order; provided, however that such purchase orders shall not impose any terms not contained in this Agreement or alter any of the terms contained in this Agreement. In the event of any conflict between the terms of any purchase order delivered by Company hereunder and the terms of this Agreement, the terms of this Agreement shall control.

         2.6 ACCEPTANCE OR REJECTION OF PURCHASE ORDERS. Supplier shall acknowledge the Company's purchase orders in writing and shall be entitled to reject any purchase orders for quantities greater than 120% of the forecasted purchase. Any purchase order for quantities equal to or less than 120% of the most recently updated forecasted purchase shall be accepted by Supplier, provided that the foregoing shall not limit any right of Supplier to reject a purchase order under other provisions of this Agreement.

         2.7 RIGHT TO TRANSFER MANUFACTURING. Upon termination of this Agreement or the expiration of its term, the Company shall have the right to transfer the manufacturing to a facility designated by Company and, subject to the limitations of Section 2.2, Supplier shall thereupon provide to Company or such designee all documentation, designs, models, custom tooling and molds, and other materials relating to the Products that were specifically designed or created either (a) by the Company, or (b) for the Company by Supplier or third-party contractors. Supplier agrees to assign and does hereby assign to the Company all of its right, title and interest in and to such documentation, designs, models, custom tooling, molds and materials, including all intellectual property rights therein.

         2.8 RIGHTS IN TECHNOLOGY.
             --------------------

             (a) Nothing herein shall be construed to give Supplier any rights in any patent, copyright, trademark, service mark, trade name, trade secret, know-how or other intellectual property of the Company in and to the Specifications, the Products, any modifications or enhancements thereto, or any work product created under this Agreement or prior agreements (collectively, the "Company Technology") as such rights exist on the date hereof or as may be developed or acquired hereafter. The Company acknowledges and agrees that the Manufacturing Processes for the Products are not Company Technology. Supplier disclaims any rights in the Company Technology and hereby agrees that except for the Supplier Technology (as such term is defined below and which definition includes, without limitation, the Manufacturing Processes for the Products) all work product, designs, specifications, improvements, inventions and documentation relating to the Company Technology created by Supplier in its performance of this Agreement, including any works that may be jointly created by the Company and Supplier, shall be Company Technology and will be the sole and exclusive property of the Company. Upon expiration or termination of this Agreement, Supplier shall cease and desist from use of the Company Technology for any purpose and in any manner.

             (b) Supplier agrees to assign and does hereby assign the worldwide right, title and interest in and to all intellectual property rights in Company Technology developed pursuant to this Agreement including any and all copyrights, patent rights, trade secret rights and other proprietary rights therein.

             (c) Except as provided in Section 2.7, nothing herein shall be construed to give Company any rights in any patent, copyright, trademark, service mark, trade name, trade secret, know-how or other intellectual property of Supplier (collectively, the "Supplier Technology") as such rights exist on the date hereof or may be developed or acquired by the Supplier hereafter. The Company disclaims any rights in the Supplier Technology as it exists on the date hereof and hereby agrees that the Supplier Technology developed in the course of Supplier's performance hereunder shall be the sole and exclusive property of Supplier.

         2.9 NOTICE REQUIREMENTS. Supplier shall notify the Company within five
(5) days of Supplier's knowledge of, or receipt of notice regarding, (a) any defect in or problem with the raw materials used to manufacture the Products,
(b) any failure of Supplier to comply with validated manufacturing practices or processes, or (c) any failure of Supplier to manufacture Products in conformance with the Specifications. If a recall of a Product is mandated because of a failure of Supplier to comply with validated manufacturing practices or processes, or because of a failure of Supplier to manufacture the Product in conformance with the Specifications, Supplier shall supply reasonable assistance to the Company in the Company's recall efforts.

         2.10 PAYMENT FOR TOOL AND DESIGN COSTS. The Company shall pay Supplier for Supplier's tool and design costs as set forth in Exhibit B. During the time period within 120 days of the Effective Date of this Agreement, the parties may amend Exhibit B by mutual written agreement. The Company shall provide a fifty percent down payment to Supplier on the tool and design costs upon the Company's placement of an order for tooling and shall pay the remaining fifty percent as set forth in Section 4.2 hereof. If the Company does not order tooling by November 1, 2000, then, upon such subsequent ordering of tooling by the Company, Supplier shall provide evidence to the Company of any increase in Supplier's tool and design costs and the Company shall pay to Supplier an amount for the tooling and design which is equal to the amount set forth on Exhibit B, plus the increase in costs.

                                    ARTICLE 3
                       DELIVERY AND ACCEPTANCE OF PRODUCTS

         3.1 DELIVERY. Supplier shall cause all orders of Products to be delivered F.O.B. Supplier's factory on or before the delivery date set forth in the applicable purchase order. Title and risk of loss of Products shall pass to the Company at the time the Products are delivered by Supplier to the carrier for shipment.

         3.2 SHIPPING. The Products shall be shipped to the destination set forth on the applicable purchase order according to a shipping method specified by the Company, or if none is so specified, according to Supplier's standard shipping practices.

         3.3 CERTIFICATION, INSPECTION, ACCEPTANCE AND REMEDIES. Supplier shall provide such quality and product inspection reports and certification assuring compliance to the warranties of this Agreement as shall be reasonably requested by the Company, which shall be in a form acceptable for FDA or other governmental regulatory submissions. Supplier and the Company shall mutually establish QA/QC procedures for the Products. The Company shall have the right to inspect and test the Products at any stage of production at Supplier's manufacturing facilities at any time upon five (5) days' notice and Supplier shall provide all reasonable facilities and assistance required for such inspection and testing of the Products by the Company. Such inspection and testing shall not unreasonably interfere with Supplier's operations. The foregoing inspection rights shall not relieve Supplier of its obligations hereunder to provide inspection reports and certification regarding warranty compliance. Any product inspection by the Company prior to delivery of the Products shall not waive the Company's obligation and duty to inspect and accept or reject the Products upon delivery. The Company shall have the obligation and duty to inspect each delivery of Products, within 30 days of receipt thereof to determine whether the Products meet the Specifications and have been manufactured in accordance with Good Manufacturing Practices. If the Company determines that any of the Products does not meet such Specifications, was not manufactured in accordance with GMP, or is adulterated or misbranded within the meaning of the United States Food, Drug and Cosmetic Act, as amended (the "Act"), it shall, within such 30 day period, so notify Supplier in writing, stating the specific failure to comply with the Specifications, GNT or the Act, shall provide evidence of the failure or defect to Supplier, and shall return the defective Products (and the remaining lot or delivery) to Supplier, at Supplier's expense. Supplier agrees to replace, at no cost to the Company, any Products supplied by Supplier hereunder for which there is evidence showing nonconformity to the Specifications following inspection by the Company hereunder, provided that such nonconformity is not due to any act or omission by the Company, its agents or representatives, or any third party, including, without limitation, the failure to use, handle, maintain, or store Products as directed, as labeled or as required by the Specifications. Upon reasonable prior notice, the Company has the right to audit Supplier to assure conformance to Specifications and adequacy of GMPs related to the Products, provided such audit does not unreasonably interfere with Supplier's operations.

                                    ARTICLE 4
                                      PRICE

         4.1 PURCHASE PRICE OF PRODUCTS. The purchase price of the Products shall be as set forth on Exhibit B attached hereto. Notwithstanding the foregoing, the Company agrees that, following the initial anniversary date of the Agreement, Supplier may thereafter annually increase the purchase price of the Products to pass through the cost to it of any increase in the cost of raw materials. Furthermore, if there is a modification of a Product, then Supplier shall provide evidence to the Company of any increase in Supplier's costs, and the Company shall pay to Supplier a price for the Product which is increased by such costs. Such prices are exclusive of, and the Company shall bear, all taxes, fees, duties or tariffs which may be levied upon Supplier by any government or governmental agency by reason of the sale or transport of Products hereunder, or measured by the value of the Products, other than taxes imposed on Supplier's net income, taxes imposed by reason of any independent activity of Supplier, and any penalties or fines imposed on Supplier for any reason.

         4.2 PAYMENT. The purchase price and other costs for Products supplied hereunder shall be invoiced by Supplier upon shipment. Such invoices shall not impose any terms not contained in this Agreement or alter any of the terms contained in this Agreement. In the event of any conflict between the terms of any invoice delivered by Supplier hereunder and the terms of this Agreement, the terms of this Agreement shall control. All amounts shall be due and payable 30 days after receipt of invoice. The Company shall pay Supplier the remaining fifty percent of the tool and design costs for the tooling for a Product no later than thirty (10) days after the Company's approval of a first article parts sample meeting Specifications of such Product, or within six months of sample submission, said samples meeting Specifications to the Company, whichever is earlier.

                                    ARTICLE 5
                                   WARRANTIES

         5.1 COMPLIANCE WITH GOOD MANUFACTURING PRACTICES. Supplier warrants to the Company that the manufacture of Products supplied hereunder shall be in strict conformity with Good Manufacturing Practices, and in accordance with the manufacturing information contained in any FDA or other governmental regulatory application or approval for the Products.

         5.2 REGULATORY REQUIREMENTS. Supplier warrants to the Company that no Product manufactured by Supplier under this Agreement will be adulterated or misbranded by Supplier within the meaning of the Act, or comparable governmental regulatory provisions, or within the meaning of any other applicable law in which the definition of adulteration or misbranding are substantially the same as those contained in such Acts as such laws are constituted and effective at the time of such shipment or delivery.

         5.3 PRODUCT SPECIFICATIONS. Supplier warrants to the Company that all Products manufactured by Supplier shall be in strict compliance with the Specifications; that is, manufactured to print tolerance, dimensional and material specifications. Supplier's warranty is to the Company only and shall extend for a period of twelve (12) months after the Products are shipped from Supplier's facility.

         5.4 DISCLAIMER. THE WARRANTIES SET FORTH IN THIS ARTICLE 5 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY SUPPLIER, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. SUPPLIER'S SOLE LIABILITY FOR A BREACH OF THE WARRANTIES SET FORTH IN ARTICLE 5 SHALL BE LIMITED TO THE REPLACEMENT OF ANY DEFECTIVE PRODUCTS OR THE RETURN OF THE PURCHASE PRICE THEREFOR.

                                    ARTICLE 6
                            LIMITATIONS ON LIABILITY

         6.1 LIMITATION OF LIABILITY. EXCEPT AS PROVIDED IN ARTICLE 5, SUPPLIER SHALL NOT BE LIABLE TO THE COMPANY FOR ANY LOSS, EXPENSE OR DAMAGE ARISING OUT OF OR RESULTING FROM A BREACH OF WARRANTY. IN ANY EVENT SUPPLIER SHALL NOT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL, OR PUNITIVE LOSS OR DAMAGES.

                                    ARTICLE 7
                                 INDEMNIFICATION

         7.1 INDEMNIFICATION BY SUPPLIER. Supplier hereby agrees to indemnify and hold harmless the Company, its Affiliates and their respective officers, directors, employees and agents from and against all liabilities, damages, losses, costs and expenses (including reasonable attorneys' fees) arising out of or relating to claims, suits or proceedings brought by a third party alleging that personal injury or death has resulted solely from the manufacture by Supplier of Products not in conformance with the Specifications, including, without limitation, any liabilities caused by negligence, gross negligence or willful misconduct of or attributable to Supplier in its failure to manufacture Products in conformance with the Specifications.

         7.2 INDEMNIFICATION BY THE COMPANY. The Company hereby agrees to indemnify and hold harmless Supplier, its Affiliates and their respective officers, directors, employees and agents from and against all liabilities, damages, losses, costs and expenses (including reasonable attorneys' fees) arising out of claims, suits or proceedings brought by a third party alleging that personal injury or death has resulted from any cause other than the manufacture by Supplier of Products not in conformance with the Specifications, including, without limitation, claims, suits or proceedings based upon negligence, gross negligence or willful misconduct of or attributable to the Company or any of its Affiliates.

         7.3 INTELLECTUAL PROPERTY INDEMNIFICATION.

             (a) The Company agrees to defend, hold harmless and indemnify Supplier against all claims, demands, losses, suits, damages, liability and expenses (including reasonable attorneys' fees) arising out of any suit, claim or action for actual or alleged direct or contributory infringement of, or inducement to infringe, any United States or foreign patent, trademark, copyright, or industrial design right by reason of the manufacture, use or sale of any of the Products, including, without limitation, infringement arising out of compliance with the Specifications.

             (b) Supplier agrees to defend, hold harmless and indemnify the Company against all claims, demands, losses, suits, damages, liability and expenses (including reasonable attorneys' fees) arising out of any suit, claim or action for actual or alleged direct or contributory infringement of, or inducement to infringe, any United States or foreign patent, trademark, copyright or industrial design right by reason of Supplier's use of the Manufacturing Processes in regard to the Products.

         7.4 PROCEDURE FOR INDEMNIFICATION. Whenever an indemnified party becomes aware of a claim, suit or proceeding as to which it believes it is entitled to indemnification under this

Article 7, it shall give notice in writing to the indemnifying party, shall permit indemnifying party to assume exclusive control of the defense or settlement of the matter, and shall provide, at the expense of indemnifying party, all authority, information and assistance which indemnifying party may reasonably request for purposes of such defense. An indemnified party may engage its own counsel, at its own expense, to monitor the defense of any such matter. In no event shall the indemnified party be entitled to settle any claim as to which indemnification is sought without the consent of the indemnifying party, which consent shall not be unreasonably withheld.

         7.5 SURVIVAL. The obligations of indemnification, cooperation and subrogation under this Article 7 shall survive the termination of this Agreement for any reason.

                                    ARTICLE 8
                                 CONFIDENTIALITY

         8.1 NON-USE AND NON-DISCLOSURE. Each party acknowledges and agrees that all the other party's Confidential Information is confidential and proprietary to the disclosing party. Each party shall not use or disclose to any third party the other party's Confidential Information without the other party's prior written consent for any purpose other than as permitted or required hereunder. Each party shall take the same reasonable measures necessary to prevent any disclosure by its employees, agents, contractors, sublicensees, or consultants of the other party's Confidential Information as it applies to the protection of its own Confidential Information.

         8.2 EXCLUSIONS. Information shall not be considered Confidential Information hereunder if it:

             (a) was already in the possession of the receiving party prior to its initial receipt from the disclosing party, as shown by the receiving party's books and records;

             (b) is, or becomes, part of the public knowledge or literature through no fault, act or omission of the receiving party, provided, information relating to the Products shall not be deemed to have entered the public domain by reason of having been filed with any regulatory agency;

             (c) is, or becomes, available to the receiving party from a source other than the disclosing party, which source has rightfully obtained the same information and has no obligation of confidentiality to the disclosing party with respect to it;

             (d) is made available on an unrestricted basis by the disclosing party to a third party unaffiliated with the disclosing party; or

             (e) is required to be revealed by the receiving party pursuant to law, provided, however, that prior to any such disclosure, the receiving party shall give reasonable notice to the disclosing party of such legal requirement and shall cooperate with the disclosing party in reasonable legal efforts to seek a protective order or to otherwise limit or mitigate any such revelation so as to preserve the proprietary nature of any Confidential Information contained therein.

         8.3 DURATION: SURVIVING OBLIGATION. Each party's obligations of non-use and non-disclosure of the other party's Confidential Information shall apply during the term of this Agreement and shall also survive for a period of five
(5) years after its termination for any reason.

         8.4 Supplier acknowledges that it is aware that the U.S. securities laws prohibit any person who has material nonpublic information about Opticon from purchasing or selling securities of Opticon, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

                                    ARTICLE 9
                              TERM AND TERMINATION

         9.1 TERM OF AGREEMENT. Unless terminated as provided in Section 9.2 below, the term of this Agreement shall commence on the Effective Date and shall continue until a date that is (**REDACTED**) after the first commercial sale of Products by the Company following government regulatory clearance.

         9.2 TERMINATION. This Agreement may be terminated prior to the expiration of the term hereof as follows:

             (a) Either party may terminate this Agreement at any time by giving notice in writing to the other party if the other party files a petition of any type as to its bankruptcy, is declared bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership;

             (b) Either party may terminate this Agreement at any time by giving notice in writing to the other party if the other party is in material breach of its obligations under this Agreement and has failed to cure such breach within ninety
                   (90) days of the receipt of written notice from the non-breaching party specifying such breach;

             (c) If the Company shall receive a bona fide offer, from a third party unaffiliated with the Company, to manufacture and supply a Product to the Company, under the same terms and conditions as are set forth in this Agreement, except at a lower price per unit of Product than is then being charged to the Company by Supplier, the Company shall provide Supplier with written notice of such bona fide offer, Supplier shall have ninety (90) days from its receipt of such written notice in which to notify the Company that it shall manufacture and supply the Product to the Company at such price as is set forth in such bona fide third-party offer. If Supplier shall fail to so notify the Company, then the Company may enter into an agreement with such unaffiliated third party for the manufacture and supply to the Company of the Product pursuant to the terms and conditions of the bona fide offer.

             (d) The Company may terminate this Agreement upon ninety (90) days prior written notice to the Supplier if the Supplier shall have consistently failed to have timely met the delivery dates for the Products.

             (e) The parties may agree in writing to terminate this Agreement for their mutual convenience at any time and for any reason, subject to such terms and conditions as they may adopt.

         9.3 RIGHTS AND OBLIGATIONS ON TERMINATION. If this Agreement is terminated for any reason, the parties shall have the following rights and obligations:

             (a) Termination of this Agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable; and

             (b)   The parties' respective rights and obligations under Sections
                   2.7 and 2.8, and under Articles 5 [Warranties], 6 [Limitation on Liability], 7 [Indemnification], 8 [Confidentiality], 10 [Dispute Resolution], 11 [Force majeure] and 12 [Miscellaneous] shall survive such termination of this Agreement.

                                   ARTICLE 10
                               DISPUTE RESOLUTION

         10.1 NEGOTIATION. The parties agree to consult and negotiate in good faith to try to resolve any dispute, controversy or claim that arises out of or relates to this Agreement. The parties agree that, except as provided in Section 10.2, neither party will initiate formal dispute resolution under this Agreement unless and until such party has provided a written statement of the claim to the other party, and any relevant supporting documentation, and the respective Presidents or other designated executive officers of the parties shall have met in person to attempt to achieve such an amicable resolution of such situation; provided, however, that in no event shall a party be required to delay initiation of formal dispute resolution hereunder for more than a period of 30 days following such notice.

         10.2 RESERVATION FOR LITIGATION. Notwithstanding Sections 10.1 and 10.3, each party expressly reserves the right to seek judicial relief from a court of competent jurisdiction if the other party is or appears to be in violation of its obligations of non-use and non-disclosure under Article 8 above, including, without limitation, any injunction or other preliminary relief Nothing in this Section 10.2 shall preclude a party from also seeking such interim relief with respect to any disputes or claims arising under this Agreement as may be available under the AAA rules as provided in Section 10.3.

         10.3 ARBITRATION. Subject to the reservation of the parties under
Section 10.2, all disputes, claims or controversies arising out of or in connection with this Agreement shall be finally settled under then current commercial arbitration rules of the American Arbitration Association ("AAA"), as modified by Section 10.4 below. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. The place of arbitration shall be Columbus, Ohio. The arbitration shall be conducted by three neutral arbitrators selected by mutual agreement of the parties or, if that is not possible within 30 days of the initial demand for such arbitration, by the AAA. At least one arbitrator shall have knowledge of and experience in the medical device industry.

         10.4 SPECIAL RULES. Notwithstanding any provision to the contrary in the AAA rules, the parties hereby stipulate that any arbitration hereunder shall be subject to the following special rules:

             (a) Each party shall have the right to request from the arbitrators, and the arbitrators shall order upon good cause shown, reasonable and limited pre-hearing discovery, including
                  (i) exchange of witness lists, (ii) depositions under oath of named witnesses, (iii) written interrogatories, and
                  (iv) document requests;

             (b) Upon conclusion of the pre-hearing discovery, the arbitrators shall promptly hold a hearing upon the evidence to be presented by the parties and shall promptly render an award based upon this Agreement and the substantive law of the State of Ohio applicable to contracts made and to be performed therein and by the arbitration laws of the United States, and shall accompany their award with a written explanation of the reasons for their award;

             (c) The arbitrators may not award or assess punitive damages against either party; and

             (d) Each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable costs, expenses and fees to the prevailing party.

         10.5 SURVIVAL. The duty of the parties to arbitrate any dispute, controversy or claim under this Article 10 shall survive the termination of this Agreement for any reason.

                                   ARTICLE 11
                                  FORCE MAJEURE

         11.1 NOTICE. Upon giving notice to the other party, the party whose performance is affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that such performance is so affected by the event of Force Majeure. Such notice shall include a description of the nature of the event of Force Majeure, and its cause and possible consequences. The party claiming Force Majeure shall promptly notify the other party of the termination of such event.

         11.2 CONFIRMATION. The party invoking Force Majeure shall provide to the other party confirmation of the existence of the circumstances constituting Force Majeure. Such evidence may consist of a statement or certificate of an appropriate governmental department or agency where available, or a statement describing in detail the facts claimed to constitute Force Majeure.

         11.3 SUSPENSION OF PERFORMANCE. During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable. If the Force Majeure event causes a suspension of Supplier's performance of its obligations under this Agreement to
(i) manufacture the Products in conformity with the Specifications, or (ii) fully or timely deliver Products ordered by the Company, then the Company may make alternative arrangements for the manufacture and supply of the Products for such period of time that Supplier's performance is suspended. In such event, subject to the limitations of Section 2.2, Supplier will permit the Company to temporarily take possession of molds, tooling, drawings and other materials or documentation necessary to transfer of production of Products to another manufacturer during such period.

         11.4 TERMINATION. Notwithstanding any provision of this Agreement to the contrary, should the period of Force Majeure continue for more than 120 consecutive days, either party may immediately terminate this Agreement without liability to the other party, except for payments due to such date, upon giving written notice to the other party.

                                   ARTICLE 12
                               GENERAL PROVISIONS

         12.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all the parties' previous correspondence, term sheets, understandings, agreements and representations, oral or written, between the parties.

         12.2 RELATIONSHIP. The parties are independent contractors and shall not be deemed to have formed any partnership, joint venture or other relationship. Neither party shall make, or represent to any other person that it has the power or authority to make, any financial or other commitment on behalf of the other party.

         12.3 ASSIGNMENT. Neither party shall assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party; provided that no such consent for a transfer to an entity shall be required and all rights and obligations arising hereunder shall inure to the benefit of that entity if it (a) is an Affiliate of either party, (b) is the successor in interest of one party by reason of sale, merger or operation of-law, or (c) has acquired all or substantially all of the assets and business of a party and has assumed such party's obligations under this Agreement. Each party shall provide written notice of any such transfer to such an entity.

         12.4 AMENDMENT. This Agreement may not be modified or amended, in whole or in part, except by a written agreement signed by both parties.

         12.5 SEVERABILITY. If one or more of the provisions of this Agreement is subsequently declared invalid or unenforceable, this Agreement shall be treated as though that provision were not in this Agreement, and this shall not affect the validity or enforceability of the remaining provisions of this Agreement (unless those provisions that are invalidated or unenforceable are clearly material and inseparable from the other provisions). The Agreement as modified shall be applied and construed to reflect substantially the good faith intent of the parties and to achieve the economic effects originally intended by the terms hereof.

         12.6 NOTICES, LANGUAGE. Except as may be otherwise provided in this Agreement, any notice, demand or request given, made or required to be made shall be in writing and shall be effective, unless otherwise provided herein, when received after delivery by (a) certified mail, postage prepaid; (b) facsimile with electronic confirmation of receipt; or (c) by express mail or a reputable courier at the addresses set forth on the first page of this Agreement or to any other address that a party specifies in writing.

         12.7 WAIVER. Either party's failure or delay in exercising any remedy for default shall not be deemed a waiver of that or any subsequent default of that provision or of any other provision hereof

         12.8 COUNTERPARTS. This Agreement shall be executed in two (2) or more counterparts, each of which shall be deemed an original.

         12.9 GOVERNING LAW. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of Ohio, excluding its choice of law rules.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

OPTICON MEDICAL, INC.                  MEDICAL ELASTOMER DEVELOPMENT, INC.




By                                     By
  ----------------------------------      -------------------------------

Title                                  Title
     -------------------------------         ----------------------------

                                    EXHIBIT A
                                  PRODUCT LIST

Supplier shall manufacture the following kinds or types of medical device component parts:

(**REDACTED**)

                                    EXHIBIT B
                     PRODUCT PRICES AND TOOL & DESIGN COSTS

(**REDACTED**)